Exhibit 10.5

                                 THIRD AMENDMENT
                                       TO
                 COMDIAL CORPORATION 1992 NON-EMPLOYEE DIRECTORS
                              STOCK INCENTIVE PLAN

         THIS THIRD AMENDMENT to the Comdial Corporation 1992 Non-Employee Directors Stock Incentive Plan (the "Plan") is made pursuant to the authority under Section 1 of the Plan for the Board of Directors to amend the Plan.

         Following Section 14 of the Plan, the following three new sections are added to read as follows:

"15.     Deferrals of Stock.

         (1) A Participant may elect to defer the payment of some or all of the shares of Company Stock otherwise payable under Section 7(a)(iii) by completing a deferral election (a "Stock Deferral Election"). A Stock Deferral Election shall pertain to a Company fiscal year with respect to which a payment may be due under Section 7(a)(iii). A Stock Deferral Election must be in writing and shall be delivered to the Corporate Secretary of the Company prior to the start of the fiscal year to which the Stock Deferral Election pertains, except for an election with respect to the Company's fiscal year ending December 31, 1997 which shall be delivered within 30 days after the adoption of this Section 15 by the Board of Directors. A stock Deferral Election shall be irrevocable in respect to the fiscal year to which it pertains. A Stock Deferral Election must specify the applicable amount or percentage of the shares of Common Stock that the Participant wishes to defer. A Stock Deferral Election may be made for a single fiscal year or may be made applicable to all future fiscal years until revoked. Any revocation shall be effective with respect to the first fiscal year which begins after the revocation is made.

         (2) With respect to each share of Company Stock for which a Stock Deferral Election is made, the Company shall credit a Stock Unit to the Participant's Stock Unit Account. A Stock Unit shall be credited when the share of Company Stock otherwise would have been distributed to the Participant.

         (3) The Stock Units credited to each Participant's Stock Unit Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid with respect to Company Stock. The Company shall determine as of each record date the amount of cash dividends to be paid with respect to a share of Company Stock, and on the payment date of such dividend shall credit an equal amount of hypothetical cash dividends to each Stock Unit credited to an Participant's Stock Unit Account. The total hypothetical cash dividends credited to all Stock Units shall then be converted into Stock Units by dividing such hypothetical cash dividends by the closing trading price of a share of Company Stock, as reported in The Wall Street Journal for the last trading day before the day the Company pays dividends with respect to Company Stock.

         (4) The Stock Units credited to each Participant's Stock Unit Account shall be credited to account for any distribution with respect to Company Stock other than cash dividends or stock dividends. The Company shall determine as of each record date the amount of the distribution to be paid with respect to a share of Company Stock, and on the payment date of such distribution shall credit an equal amount of hypothetical distribution to each Stock Unit credited to a Participant's Stock Unit Account. The total hypothetical distribution credited to all Stock Units shall then be converted into a hypothetical cash amount based on the market value of such distribution as determined by the Board. The hypothetical cash amount shall then be converted into Stock Units by dividing such hypothetical cash amount by the closing trading price of a share of Company Stock, as reported in The Wall Street Journal for the last trading day before the day the Company makes the distribution with respect to Company Stock.

         (5) The following definitions shall apply to the Plan.

                  (1) Stock Unit. A hypothetical share of Company Stock. Each Stock Unit credited to a Participant's Stock Unit Account shall be deemed to have the same value, from time to time, as a share of Company Stock. Notwithstanding the foregoing, Stock Units shall not confer upon Participants any of the rights associated with Company Stock, including, without limitation, the right to vote or to receive distributions. Stock Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

                  (2) Stock Unit Account. The book account established and maintained for each Participant to record the Stock Units awarded to a Participant under Section 15 of the Plan.

         (6) A Stock Deferral Election shall provide for payment of a Stock Unit Account at a future date or dates elected by the Participant. If a Participant is entitled to receive payment of the Participant's Stock Unit Account, the Company shall distributed to the Participant that number of whole shares of Company Stock equal to the number of Stock Units to be distributed. In addition, the Participant may elect to receive the Stock Unit Account in a single lump sum payment upon the occurrence of a Change of Control in lieu of any other form that would otherwise be payable pursuant to a prior election. The single lump sum payment shall be paid in shares of Company Stock as soon as practicable after the Change of Control occurs. Except for an election made within 30 days of the Participant's first Stock Deferral Election which shall be immediately effective, any election or revocation of an election by the Participant as to the date of payment shall be effective three months after it is made.

         (7) To the extent of undistributed amounts in a Participant's Stock Unit Account at the Participant's death, the Participant's beneficiary shall continue to receive payments in the form elected by the Participant absent an election by the beneficiary. A beneficiary may elect to receive the balance of any unpaid benefit in a single lump sum payment upon the occurrence of a Change of Control in lieu of the benefit that would otherwise be payable. The single lump sum payment shall be paid in shares of Company Stock as soon as practicable after the Change of Control occurs. Except for an election made within 30 days of becoming a beneficiary which shall be immediately effective, any election or revocation of an election by the beneficiary shall be efective three months after it is made.


2.       Deferrals of Fees.

         (1) A Participant may elect to defer the payment of some or all of the Cash amounts payable to a Participant for services rendered as a director, including retainer fees, meeting fees, and committee fees, but excluding travel and other out of pocket expense reimbursements ("Fees") by completing a deferral election (a "Fee Deferral Election"). A Fee Deferral Election shall pertain to the period beginning on the date of an Annual Meeting and ending on the day before the next Annual Meeting Company (the "Deferral Year"). A Fee Deferral Election must be in writing and shall be delivered to the Corporate Secretary of the Company prior to the start of the Deferral Year to which it pertains, except for an election with respect to the Deferral Year beginning April 29, 1997 which shall be delivered within 30 days after the adoption of this Section 16 by the Board of Directors. A Fee Deferral Election shall be irrevocable in respect to the Deferral Year to which it pertains. A Fee Deferral Election must specify the applicable amount or percentage of Fees that the Participant wishes to defer. A Fee Deferral Election may be made for a single Deferral Year or may be made applicable to all future Deferral Years until revoked. Any revocation shall be effective as of the last day of the Deferral Year in which the revocation is made.

         (2) With respect to all amounts for which a Fee Deferral Election is made, the Company shall credit an equal deemed amount to the Participant's Fee Deferral Account. An amount shall be credited to the Fee Deferral Account when the Fees otherwise would have been payable to the Participant. Earnings shall be credited to the Fee Deferral Account established for the Participant until the entire account balance has been paid to the Participant. As of the last day of each calendar quarter, the Company shall credit each Participant's Fee Deferral Account with interest on the balance in the Fee Deferral Account. Interest shall be credited at the rate established by the Company as its cost of capital under uniform procedures consistently applied. The Company shall establish its cost of capital as of January 1 of a calendar year and shall apply that interest rate for the remainder of the calendar year.

         (a) For purposes of the Plan, Fee Deferral Account means a bookkeeping record established for each Participant who makes a Fee Deferral. A Fee Deferral Account shall be established only for purposes of measuring the Company's obligation to the Participant and not to segregate assets or to identify assets that may be used to satisfy the obligation.


         (3) A Fee Deferral Election shall provide for payment of the Participant's Fee Deferral Account at a future date or dates elected by the Participant. In addition, the Participant may elect to receive payment of the Participant's Fee Deferral Account in a single lump sum payment upon the occurrence of a Change of Control in lieu of any other form that would otherwise be payable pursuant to a prior election. The single lump sum payment shall be paid in cash as soon as practicable after the Change of Control occurs. Except for an election made within 30 days of the Participant's first Fee Deferral Election which shall be immediately effective, any election or revocation of an election by the Participant as to the date of payment shall be effective three months after it is made.

         (4) To the extent of undistributed amounts in a Participant's Stock Unit Account at the Participant's death, the Participant's beneficiary shall continue to receive payments in the form elected by the Participant absent an election by the beneficiary. A beneficiary may elect to receive the balance of any unpaid benefit in a single lump sum payment upon the occurrence of a Change of Control in lieu of the benefit that would otherwise be payable. The single lump sum payment shall be paid in cash as soon as practicable after the Change of Control occurs. Except for an election made within 30 days of becoming a beneficiary which shall be immediately effective, any election or revocation of an election by the beneficiary shall be effective three months after it is made.


3.       Change of Control.

         (a)      For purposes of this Plan, "Change in Control" shall mean:

                  (i) The Acquisition of common stock of the Company by any Unrelated Person which results in such Unrelated Person's Beneficial Ownership being 40% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

                  (ii) As a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of stock or assets or contested election, or any combination of the foregoing transactions, the persons who are directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company,

                  (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation with respect to which the persons who were shareholders of the Company immediately before the transaction do not, immediately after the transaction, beneficially own more than 50% of the ten outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, or

                  ((iv) A sale or other disposition of all or substantially all the assets of the Company, other than in the ordinary course of business.

         (b) For purposes of this Plan, "Beneficial Ownership" shall have the meaning given that term for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

         (c) For purposes of this Plan, "Unrelated Person" shall mean any person other than:

                  (i)      the Company,

                  (ii)     an employee benefit plan or trust of the Company, or

                  (iii) a person that acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board of Directors in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to section 17(a)(ii), (iii) or (iv) above. A person is an individual, entity or group (as defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934)."

         IN WITNESS WHEREOF, the Company has caused this Third Amendment to be the Plan to be executed as of November 6, 1997.


                                            COMDIAL CORPORATION


                                            By:      /s/ Wayne R. Wilver
                                                     Wayne R. Wilver
                                                     Senior Vice President